Selective Logo

Selective Insurance
40 Wantage Avenue
Branchville, New Jersey 07890
www.selective.com

Media Contact: Sharon Cooper

973-948-1324, sharon.cooper@selective.com

Investor Contact: Dale Thatcher

973-948-1774, dale.thatcher@selective.com

Selective Insurance Group Reports

2003 Third Quarter Earnings

Operating income up almost 40%

14th straight quarter of double-digit commercial renewal pricing

Company raises dividend 13%

Branchville, NJ – (Nov. 4, 2003) - Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported net income of $14.7 million, or $0.53 per diluted share, for the third quarter ended Sept. 30, 2003, up from $11.1 million, or $0.41 per diluted share for the same period last year. Operating income1 from continuing operations increased to $14.0 million or $0.51 per diluted share for the period, compared with $10.1 million, or $0.38 per diluted share for the third quarter of 2002.

Catastrophe losses were $8.8 million after-tax, or $0.32 per diluted share, for the third quarter 2003, including $6.5 million after-tax from Hurricane Isabel. For the same period last year, catastrophe losses were $2.0 million after-tax, or $0.07 per diluted share. The company’s statutory combined ratio improved to 100.9% for the third quarter of 2003 (including 4.7 points from catastrophes), down from 102.9% for the same period last year (including 1.2 points from catastrophes). The quarter’s ongoing improvements were driven by the 14th straight quarter of double-digit commercial renewal price increases, favorable commercial property results excluding catastrophes, and an improving personal automobile market, particularly in New Jersey.

Selective Insurance Group Chairman, President and CEO Gregory E. Murphy stated: “We responded to a Category Two hurricane in one of our primary operating territories this quarter, yet still increased operating income by almost 40%. Our favorable financial

1 Operating income from continuing operations differs from net income by the exclusion of realized gains or losses on investment sales, as well as net income from the discontinued software operation. It is used as an important financial measure by management, analysts and investors because the realization of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends; however, it is not intended as a substitute for net income prepared in accordance with accounting principles generally accepted in the United States (GAAP). A reconciliation of operating income to net income is provided in the attached GAAP highlights. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

performance was led by ongoing improvements in our core commercial lines operation, which generated a statutory combined ratio of 99.3% for the quarter, down more than three points from third quarter 2002. Commercial lines premium growth was a substantial 21% for the period, including commercial renewal price increases of 12%. Our commercial outlook remains favorable, as increases in premiums continue to outpace loss trends. Operating cash flow was again strong during the quarter, up 85%, to $107 million over the same period last year - the first time in company history we generated over $100 million in one quarter. The higher level of cash helped drive investment income up 14% year-to-date, to $84.1 million. Additionally, we continued to make progress in our personal automobile business, led by a seven-point drop in the line’s statutory combined ratio, compared with third quarter last year, to 103.3%. New Jersey personal automobile generated a statutory combined ratio of 100.8% for the period.

“As a result of consistent, ongoing improvements across our operation, the Board of Directors approved a 13% increase in the cash dividend on our common stock, to $0.17 per share for the quarter,” concluded Murphy. The dividend is payable Dec. 1, 2003 to stockholders of record on Nov. 17, 2003.

Revenue from continuing operations for the third quarter 2003 increased 14% over third quarter 2002, to $343.3 million. Revenue growth for the quarter, compared with the same period last year, reflected: continued increases in net premiums earned, up 15% to $289.7 million; higher net investment income of $27.3 million, up 12%; and revenue from the company’s continuing Diversified Insurance Services of $24.5 million, including $0.8 million from Hurricane Isabel flood administration fees. Return on revenue for the diversified businesses was 7.7% for the period, compared with 5.9% in the third quarter 2002.

The Company reported net income of $42.5 million, or $1.54 per diluted share, for the nine months ended Sept. 30, 2003. Operating income1 from continuing operations was $37.1 million, or $1.35 per diluted share, for the nine-month period. For the comparable period last year, the Company reported net income of $29.7 million, or $1.11 per diluted share, and operating income from continuing operations of $29.0 million, or $1.08 per diluted share. Selective’s statutory combined ratio for the nine months improved to 101.6%, down almost two points from the nine-month period ended Sept. 30, 2002.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investors page of Selective’s public website at www.selective.com. The webcast of Selective’s quarterly analyst conference call will be simulcast at 8:30am EST, on Nov. 5, 2003, at www.selective.com. The webcast will be available for rebroadcast until the close of business on Dec. 4, 2003.

Selective Insurance Group, Inc., headquartered in Branchville, New Jersey, is a holding company for five property and casualty insurance companies that offer primary and alternative market insurance for commercial and personal risks. The insurance companies are rated “A+” (Superior) by A.M. Best. Through other subsidiaries, the company offers medical claim management services; human resources benefits and administration services; risk management products and services; and flood insurance policy, administration and claim services. Selective maintains a website at www.selective.com

This press release contains certain statements that are not historical facts and are considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which can be identified by terms such as may, will, could, would, should, expect, plan, anticipate, target, project, intend, believe, estimate, predict, potential, seek, likely, or continue or other comparable terminology. Such forward-looking statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from those expressed or implied by the forward-looking statements.  These statements are only predictions and we can give no assurance that such expectations will prove to be correct. These risks and uncertainties include, but are not limited to:

* The frequency and severity of catastrophic events, including hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fires, explosions and terrorism;

* Adverse economic, market or regulatory conditions;

* Our concentration in a number of east coast and Midwestern states;

* The adequacy of loss reserves;

* Reinsurance costs and availability;

* Our ability to collect on reinsurance and the solvency of Selective’s reinsurers;

* Uncertainties related to insurance rate increases and business retention;

* Changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

* Our ability to maintain favorable ratings from A.M. Best, Standard & Poor’s, Moody’s and Fitch;

* Fluctuations in interest rates and the performance of the financial markets;

* Our entry into new markets and businesses; and

* Other risks and uncertainties we identify in filings with the Securities and Exchange Commission, including, but not limited to the Annual Report on Form 10-K; although we do not promise to update such forward-looking statements to reflect actual results or changes in assumptions or other factors that could affect these statements.

Selective Insurance Group, Inc. (Nasdaq: SIGI) *

GAAP Highlights and Reconciliation To Comparable GAAP Measures

(in thousands, except per share data)
3 months ended September 30:	2003	2002
Net premiums written	$317,513	267,439
Net premiums earned	289,681	251,991
Net investment income	27,324	24,493
Diversified insurance services revenue from continuing operations	24,453	21,321
Total revenues from continuing operations	343,342	300,460

Operating income from continuing operations	14,048	10,123
Capital gain, after-tax	669	989
Income from continuing operations, net of tax	14,717	11,112
Loss from discontinued operations, net of tax	-	-
Net income	$14,717	11,112

Operating income from continuing operations per share:
Basic	$0.54	0.40
Diluted	0.51	0.38
Net income per share:
Basic	0.56	0.43
Diluted	0.53	0.41
Weighted average shares:
Basic	26,179	25,558
Diluted	27,723	26,997
Book value per share	$26.32	24.20

9 months ended September 30:	2003	2002
Net premiums written	$947,779	817,171
Net premiums earned	832,867	730,784
Net investment income	84,103	74,097
Diversified insurance services revenue from continuing operations	69,272	60,873
Total revenues from continuing operations	996,914	869,847

Operating income from continuing operations	37,061	28,986
Capital gain, after-tax	5,442	793
Income from continuing operations, net of tax	42,503	29,779
Loss from discontinued operations, net of tax	-	(122)
Net income	$42,503	29,657

Operating income from continuing operations per share:
Basic	$1.42	1.15
Diluted	1.35	1.08
Net income per share:
Basic	1.63	1.18
Diluted	1.54	1.11
Weighted average shares:
Basic	26,067	25,173
Diluted	27,555	26,873
Book value per share	$26.32	24.20
*All amounts included in this release exclude inter-company transactions.